Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD FIRST QUARTER EARNINGS

QUINCY, California, April 18, 2017 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced first quarter 2017 earnings of $2.1 million or $0.42 per share, an increase of $491 thousand from $1.6 million or $0.32 per share during the first quarter of 2016. This $2.1 million represents the highest level of earnings, for any first quarter, in the history of Plumas Bancorp and the second highest level of earnings for any quarter in the Company’s history. Diluted earnings per share increased to $0.40 per share during the three months ended March 31, 2017 from $0.31 per share during the quarter ended March 31, 2016.

“On behalf of the Board of Directors, I am very pleased to report that the Company delivered record earnings performance in the first quarter of 2017,” commented Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank. “We’ve had an outstanding start to the year with a 31% increase in net income; and moving forward, we expect to benefit from an increasing rate environment because of our strong core deposit base and exceptionally low cost of funds. In addition, we continue to achieve strong loan and deposit growth with our loan portfolio increasing by 15% and our deposits growing by 12%.”

Ryback continued, “We are also extremely proud to announce that for the second consecutive year Plumas Bank was named a ‘Super Premier’ performing bank in 2016 by the Findley Reports. This recognition was based upon multiple factors, including profitability, return on equity and loan performance.”

“April is community banking month,” continued Ryback. “We are celebrating by engaging our clients and local citizens and giving back to local, non-profit organizations. In the past year Plumas Bank has provided over $120,000 in cash contributions to community fund-raising activities and our employees have spent more than 1,600 volunteer hours within our communities.  In addition, we have sponsored numerous financial literacy and cyber security educational forums. Our brand promise, ‘HERE. For Good.’, is not just a slogan. Plumas Bank continues to be deeply committed to supporting the prosperity of all of the communities that we serve."

Ryback concluded, “Moving further into 2017, our 37th year of operation, I am confident that we will continue to prosper and grow and, as always, we remain committed to creating value for our shareholders, clients, and colleagues.”

Financial Highlights

 March 31, 2017 compared to March 31, 2016

●	Total assets increased by $68.3 million, or 11%, to $664 million.
●	Gross loans increased by $60.8 million, or 15%, to $470 million compared to $409 million.
●	Total deposits increased by $64.1 million, or 12%, to $589 million.
●	Note payable decreased by $2.5 million to $2.3 million.
●	Total equity increased by $5.5 million to $50.5 million.
●	Book value per share increased by $0.99, or 11%, to $10.26, up from $9.27.

Asset Quality

●	Net charge-offs decreased by $74 thousand, or 92%, to $6 thousand from $80 thousand.
●	Annualized net charges-offs as a percent of average loans declined to 0.01% from 0.08%.
●	The ratio of nonperforming loans to total loans decreased to 0.66% from 1.12% and the ratio of nonperforming assets to total assets decreased to 0.57% from 1.07%.

Income Statement

Three months ended March 31, 2017 compared to March 31, 2016

●	Net income increased by $491 thousand or 31%, to $2.1 million.
●	Diluted EPS increased by $0.09, or 29%, to $0.40 from $0.31.
●	Net interest income increased by $769 thousand to $6.5 million.
●	Return on average equity increased to 16.9% from 14.3%.
●	Return on average assets increased to 1.26% from 1.06%.

Loans, Deposits, Investments and Cash

Gross loans increased by $60.8 million, or 15%, from $409 million at March 31, 2016 to $470 million at March 31, 2017. The three largest areas of growth in the Company’s loan portfolio were $39.1 million in commercial real estate loans, $10.8 million in agricultural loans and $6.3 million in commercial loans. The only decrease was $4.5 million in residential real estate loans.

Total deposits increased by $64.1 million from $525 million at March 31, 2016 to $589 million at March 31, 2017. This $64.1 million increase includes increases of $39.3 million in non-interest bearing demand deposits, $1.7 million in interest bearing transaction accounts and $26.5 million in money market and savings accounts. Non-interest bearing demand deposits totaled 41% of the Bank’s total deposits at March 31, 2017. Time deposits declined by $3.4 million to $48.0 million or 8% of total deposits. The Company has no brokered deposits.

Total investment securities increased by $11.3 million from $99.6 million at March 31, 2016 to $110.9 million at March 31, 2017. Cash and due from banks decreased by $3.8 million from $55.8 million at March 31, 2016 to $52.0 million at March 31, 2017.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2017 were $3.8 million, down from $6.4 million at March 31, 2016. Nonperforming assets as a percentage of total assets decreased to 0.57% at March 31, 2017 down from 1.07% at March 31, 2016. OREO declined by $1.1 million or 63% from $1.8 million at March 31, 2016 to $651 thousand at March 31, 2017. Nonperforming loans at March 31, 2017 were $3.1 million, down $1.5 million, or 32% from $4.6 million at March 31, 2016. Nonperforming loans as a percentage of total loans decreased to 0.66% at March 31, 2017, down from 1.12% at March 31, 2016.

During the three months ended March 31, 2017 and 2016 we recorded a provision for loan losses of $200 thousand. Net charge-offs totaled $6 thousand and $80 thousand during the three months ended March 31, 2017 and 2016, respectively. The allowance for loan losses totaled $6.7 million at March 31, 2017 and $6.2 million at March 31, 2016. The allowance for loan losses as a percentage of total loans decreased from 1.51% at March 31, 2016 to 1.43% at March 31, 2017.

Shareholders’ Equity

Total shareholders’ equity increased by $5.5 million from $45.0 million at March 31, 2016 to $50.5 million at March 31, 2017. The $5.5 million includes earnings during the twelve month period totaling $8.0 million and stock option activity totaling $0.3 million. These items were partially offset by a decrease in net unrealized gains on investment securities of $1.5 million, a $0.10 per share cash dividend, paid in November 2016, totaling $489 thousand and the repurchase of a portion of a warrant, in May 2016, representing the right to purchase 150,000 shares of the registrant’s common stock at a cost of $862 thousand.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $6.5 million for the three months ended March 31, 2017, an increase of $769 thousand, or 13%, from $5.7 million for the same period in 2016. The increase in net interest income includes an increase of $765 thousand in interest income: the largest component of which was an increase in interest and fees on loans of $653 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $59.4 million slightly offset by a decline in yield on loans of 9 basis points from 5.45% during the 2016 quarter to 5.36% during the current quarter. Interest expense declined by $4 thousand related to a decline in the average balance of the Plumas Bancorp’s note payable from $4.9 million during the three months ended March 31, 2016 to $2.4 million during the current quarter. Net interest margin for the three months ended March 31, 2017 increased 10 basis points to 4.30%, up from 4.20% for the same period in 2016.

Non-Interest Income/Expense

During the three months ended March 31, 2017, non-interest income totaled $2.0 million an increase of $394 thousand from the three months ended March 31, 2016. The largest component of this increase was a $195 thousand increase in gains on sale of SBA loans from $333 thousand during the three months ended March 31, 2016 to $528 thousand during the current quarter. Proceeds from SBA loan sales totaled $9.2 million during the current quarter and $6.3 million during the 2016 quarter. Loans originated for sale totaled $11.2 million during the three months ended March 31, 2017 and $8.7 million during the three months ended March 31, 2016.

During the three months ended March 31, 2017, total non-interest expense increased by $449 thousand, or 10%, to $5.1 million, up from $4.6 million for the comparable period in 2016 primarily related to an increase of $319 thousand in salary and benefit expense. Salary expense increased by $143 thousand to $2.1 million related to additions to staff and merit and promotion increases. Increases in personnel included an additional underwriter in our SBA operations, a customer service representative and a business development officer in our Reno, Nevada branch, an additional commercial loan officer working out of our Redding, California branch and an agricultural/commercial loan officer located in Klamath Falls, Oregon. Other significant increases in salary and benefit expense included an increase in accrued bonus expense of $71 thousand, an increase in payroll taxes of $40 thousand and an increase in commission expense related to the Company’s SBA operations of $32 thousand.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates five loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath, one located in the Washington County of King and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Avenue
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2017	2016	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$51,954	$55,795	$(3,841)	-6.9%
Investment securities	110,928	99,633	11,295	11.3%
Loans, net of allowance for loan losses	465,243	404,913	60,330	14.9%
Premises and equipment, net	11,630	12,249	(619)	-5.1%
Bank owned life insurance	12,610	12,273	337	2.7%
Real estate acquired through foreclosure	651	1,760	(1,109)	-63.0%
Accrued interest receivable and other assets	10,594	8,699	1,895	21.8%
Total assets	$663,610	$595,322	$68,288	11.5%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$589,293	$525,206	$64,087	12.2%
Accrued interest payable and other liabilities	11,221	10,075	1,146	11.4%
Note payable	2,250	4,750	(2,500)	-52.6%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	613,074	550,341	62,733	11.4%
Common stock	6,168	6,551	(383)	-5.8%
Retained earnings	45,034	37,636	7,398	19.7%
Accumulated other comprehensive income, net	(666)	794	(1,460)	-183.9%
Shareholders’ equity	50,536	44,981	5,555	12.3%
Total liabilities and shareholders’ equity	$663,610	$595,322	$68,288	11.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2017	2016	Dollar Change	Percentage Change

Interest income	$6,765	$6,000	$765	12.8%
Interest expense	258	262	(4)	-1.5%
Net interest income before provision for loan losses	6,507	5,738	769	13.4%
Provision for loan losses	200	200	-	0.0%
Net interest income after provision for loan losses	6,307	5,538	769	13.9%
Non-interest income	2,047	1,653	394	23.8%
Non-interest expenses	5,083	4,634	449	9.7%
Income before income taxes	3,271	2,557	714	27.9%
Provision for income taxes	1,207	984	223	22.7%
Net income	$2,064	$1,573	$491	31.2%

Basic earnings per share	$0.42	$0.32	$0.10	31.3%
Diluted earnings per share	$0.40	$0.31	$0.09	29.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,
	2017	2016
AVERAGE BALANCES FOR THE QUARTER ENDED
Assets	$664,236	$597,483
Earning assets	$613,340	$549,006
Loans	$461,811	$402,400
Deposits	$587,907	$525,432
Total equity	$49,600	$44,177

CREDIT QUALITY DATA
Allowance for loan losses	$6,743	$6,198
Allowance for loan losses as a percentage of total loans	1.43%	1.51%
Nonperforming loans	$3,107	$4,602
Nonperforming assets	$3,758	$6,377
Nonperforming loans as a percentage of total loans	0.66%	1.12%
Nonperforming assets as a percentage of total assets	0.57%	1.07%
Year-to-date net charge-offs	$6	$80
Year-to-date net charge-offs as a percentage of average loans	0.01%	0.08%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.42	$0.32
Diluted earnings per share for the quarter	$0.40	$0.31
Quarterly weighted average shares outstanding	4,911	4,842
Quarterly weighted average diluted shares outstanding	5,164	5,058
Book value per common share	$10.26	$9.27
Total shares outstanding	4,927	4,853

KEY FINANCIAL RATIOS
Annualized return on average equity	16.9%	14.3%
Annualized return on average assets	1.26%	1.06%
Net interest margin	4.30%	4.20%
Efficiency ratio	59.4%	62.7%
Loan to Deposit Ratio	79.8%	77.9%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.4%	9.7%
Common Equity Tier 1 Ratio	12.3%	13.0%
Tier 1 Risk-Based Capital Ratio	12.3%	13.0%
Total Risk-Based Capital Ratio	13.6%	14.2%